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                                                                    EXHIBIT 99.1

Press Release

Caliper Announces $110 Million Private Placement of Common Stock

MOUNTAIN VIEW, Calif.--Aug. 30, 2000--Caliper Technologies Corp. (Nasdaq: CALP - news) announced today that it has sold 2.3 million shares of newly issued common stock in a private placement to selected institutional and private investors, raising an aggregate of $110.4 million before payment of placement agent fees and other expenses. The purchase price was established last week based on a discount to the trading price at that time.

A resale registration statement relating to any future resales of the newly issued shares will be filed with the Securities and Exchange Commission (SEC). These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of CALP securities under the resale registration statement will be made only by means of a prospectus.



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